Exhibit 10.1

Janux Therapeutics, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Janux Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is initially effective as of June 11, 2021 (the “Effective Date”) (and most recently amended and restated effective as of April 1, 2025) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $45,000

b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $35,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $20,000

b. Chair of the Compensation Committee: $15,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock of the Company (the

“Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted (i) a stock option to purchase 23,334 shares of Common Stock (the “Initial Option Grant”) and (ii) a restricted stock unit award covering 7,500 shares of Common Stock (the “Initial RSU Grant” and, together with the Initial Option Grant, the “Initial Grants”). The shares subject to each Initial Option Grant will vest in thirty-six equal monthly installments over a three year period such that the Initial Option Grant is fully vested on the third anniversary of the date of grant and the shares subject to each Initial RSU Grant will vest in three equal annual installments over a three year period such that the Initial RSU Grant is fully vested on the third anniversary of the date of grant, in each case, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan). Notwithstanding the foregoing, in the event that the aggregate grant date fair value of the Initial Grants granted to any individual for service as a Non-Employee Director (as defined in the Plan) would have a value in excess of $900,000, as calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) which for stock options is estimated using the Black-Scholes option pricing model, the amount of each of the Initial Option Grant and the Initial RSU Grant shall be reduced on a pro rata basis (rounded down to the nearest whole share) until such aggregate value is equal to $900,000.

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date (an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted (i) a stock option to purchase 11,667 shares of Common Stock (the “Annual Option Grant”) and (ii) a restricted stock unit award covering 3,750 shares of Common Stock (the “Annual RSU Grant” and, together with the Annual Option Grant, the “Annual Grants”). If an Eligible Director is elected or appointed for the first time to be an Eligible Director after the date of the Company’s first Annual Meeting and other than at an Annual Meeting, then the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted (a) a prorated Annual Option Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual Option Grant”) that will be subject to the number of shares of Common Stock equal to 8,350 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting as of the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share and (b) a prorated Annual RSU Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual RSU Grant” and, together with the Prorated Annual Option Grant, the “Prorated Annual Grants”) that will be subject to the number of shares of Common Stock equal to 2,500 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting as of the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Option Grant or Prorated Annual Option Grant will vest in equal monthly installments over the 12 months following the date of grant and the shares subject to the Annual RSU Grant or Prorated Annual RSU Grant will vest in full on the first anniversary of the date of grant, provided that the Annual Grants will in any case be fully vested on the date of Company’s next Annual Meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the shares subject to the Annual Grants or Prorated Annual Grants will vest in full upon a Change in Control. Notwithstanding the foregoing, in the event that the aggregate grant date fair value of the Annual Grants or Prorated Annual Grants, as applicable, granted to any individual for service as a Non-Employee Director would have a value in excess of $450,000, as calculated in accordance with FASB ASC Topic 718 which for stock options is estimated using the Black-Scholes option pricing model, the amount of each of the Annual Option Grant and the Annual RSU Grant or the Prorated Annual Option Grant and the Prorated Annual RSU Grant, as applicable, shall be reduced on a pro rata basis (rounded down to the nearest whole share) until such aggregate value is equal to $450,000.

3. Deferral of RSU Awards: Unless and until otherwise determined by the Board, each Eligible Director may elect to defer the delivery of shares in settlement of any Initial RSU Grant, any Annual RSU Grant, or any Prorated Annual RSU Grant that is granted pursuant to this Policy and that would otherwise be delivered to such Eligible Director on or following the date such Initial RSU Grant, Annual RSU Grant, or Prorated Annual RSU Grant vests pursuant to the terms of this Policy (the “Deferral Election”), until the earlier of (i) the date that is 30 days following the date on which the director ceases to serve as a member of the Board or otherwise provide services to the Company, and (ii) a change in control, subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in the Plan.